Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Release
Joia M. Johnson Elected to Crawford & Company Board
ATLANTA (Feb 3, 2011) — The Board of Directors of Crawford & Company (NYSE: CRDA; CRDB) on Tuesday elected Joia M. Johnson, chief legal officer, general counsel and corporate secretary for Hanesbrands Inc. (NYSE: HBI), to serve as a member of the Board, the Company announced today.
Johnson oversees the legal and corporate social responsibility functions at Hanesbrands, a leading marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, N.C. She has more than 20 years of legal and business experience, including the creation and development of corporate law departments and the management oversight of real estate, construction, risk management and human resources functions.
“Joia is a highly accomplished business executive and attorney who has had a great deal of success both in managing operations and in establishing and leading corporate legal functions,” said Jeffrey T. Bowman, Crawford’s president and CEO. “This knowledge and experience, including her leadership in the area of corporate social responsibility, will be a great addition to our Board and our Company.” Crawford & Company is the world’s largest independent provider of claims management services.
Prior to joining Hanesbrands in 2007, Johnson was executive vice president, general counsel and secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta. She began her career as an attorney at Long, Aldridge & Norman in Atlanta, later serving as corporate counsel at Concessions International, Inc. and vice president, general counsel and secretary at H.J. Russell & Company, both also in Atlanta.
Johnson serves on the H. J. Russell & Company board and on several professional and civic boards, including the board of governors of the Center for Ethics and Corporate Responsibility and the board of
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Page 2 . . . Joia M. Johnson elected to Crawford & Company Board directors and executive committee of the American Arbitration Association, where she is currently board chair. She has received a number of leadership and legal industry awards during her career.
A graduate of Duke University, Johnson earned a law degree from the University of Pennsylvania School of Law and a master of business administration degree from the Wharton School of Business at the University of Pennsylvania.
About Crawford
Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is the world’s largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with a global network of more than 700 locations in 63 countries. The Crawford System of Claims SolutionsSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal settlement administration. The Company’s shares are traded on the NYSE under the symbols CRDA and CRDB.
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For more information or for a photo of Joia Johnson, contact:
Stephanie Zercher
404.300.1908 (office)
954.401.0230 (cell)
stephanie_zercher@us.crawco.com